Dynamic Materials Corporation Appoints Bernard Hueber to Board of Directors

BOULDER, Colo., June 16 /PRNewswire-FirstCall/ -- Dynamic Materials Corporation ("DMC") (Nasdaq: BOOM), a leading provider of explosion-welded clad metal plates and associated services, today announced that its board of directors has appointed Bernard Hueber as an independent director.

Hueber, 64, rejoins the DMC board after serving as a director from 2000 to 2005 and as the company's chairman from 2000 to 2002. He also is the former chairman and CEO of Nobel Explosifs France, which previously operated DMC's two European cladding operations prior to their merger with DMC. Hueber played a key role in orchestrating the 2001 integration of these businesses.

Hueber is currently secretary general of the Federation of European Explosives Manufacturers, a position he has held since 2002. Since 2003, he also has served as a director of Financiere Harle Bickford & Cie, which is focused in part on the development of pyrotechnics for use by the explosives and automotive industries.

Yvon Cariou, DMC's president and CEO, said, "Bernard provides us with broad-based expertise regarding the international explosives and explosion-welding industries. Additionally, he clearly is very familiar with Dynamic Materials and the leadership position it has established in its industry. Bernard's contributions will be a true asset to our board and management team."

Hueber is one of five DMC directors, four of whom are independent.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company. Its products, which are typically used in industrial capital projects, include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries. The company operates two business segments: Explosive Metalworking, which uses proprietary explosive processes to fuse different metals and alloys, and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. For more information, visit the company's website at www.dynamicmaterials.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the following: our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipment; fluctuations in customer demand; changes to customer orders; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign,


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impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the company's SEC reports, including the report on Form 10-K for the year ended December 31, 2005.